Exhibit (c) 1

GPU News Release
September 26, 2001


                 GPU PLEASED BY NJ BOARD OF PUBLIC UTILITIES
                       APPROVAL OF MERGER WITH FIRSTENERGY

Morristown, NJ - GPU, Inc. (NYSE:GPU) said today that it was pleased by the New Jersey Board of Public Utilities' approval of its merger with FirstEnergy Corp.

The merger now awaits approval by the U.S. Securities and Exchange Commission, after which the financial closing of the transaction would take place.

"We are pleased that the Board of Public Utilities has approved this merger, which will provide far more value and better opportunities for consumers, shareholders and employees than either company could realize standing alone," said Fred D. Hafer, chairman, president and chief executive officer of GPU. "Through FirstEnergy, we will continue to be a provider of reliable energy services and play an important role in the economic health and well-being of New Jersey and Pennsylvania as a significant employer and a responsible corporate citizen. We will continue the strong traditions of both companies for supporting local communities through charitable contributions and through the extensive volunteerism of our employees."

GPU, Inc., headquartered in Morristown, NJ, is a registered public utility holding company providing utility and utility-related services to customers throughout the world. GPU serves 4.6 million customers directly through its electric companies -- GPU Energy in the US, GPU Power UK in England, and Emdersa in Argentina. It serves an additional 1.4 million customers indirectly through GPU GasNet, its gas transmission subsidiary in Australia. The company's independent power project business units own interests in and operate seven projects in five countries. GPU's 2000 revenues were $5.2 billion and its total assets were more than $19 billion. GPU's other subsidiaries include MYR Group Inc., GPU Advanced Resources, Inc., GPU Nuclear, Inc., GPU Service, Inc., GPU Telcom Services, Inc. and GPU Diversified Holdings LLC. (http://www.gpu.com)



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